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-------------------------                                                                             ------------------------------
         FORM 5                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB Approval
-------------------------                            Washington, D.C. 20549                           ------------------------------
[ ] Check this box if no                                                                               OMB Number:        3235-0362
    longer subject to                                                                                  Expires:   December 31, 2001
    Section 16. Form 4                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    or Form 5 obligations                                                                              hours per response.......1.0
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] Form 3 Holdings           Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Reported                          Section 30(f) of the Investment Company Act of 1940
[ ] Form 4 Transactions
    Reported

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1.  Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
                                                Lodgian, Inc.         LOD
Tyson            Peter            R.                                                       [X] Director          [ ] 10% Owner
----------------------------------------------------------------------------------------   [ ] Officer (give     [ ] Other (specify
(Last)          (First)        (Middle)      3. IRS or Social        4. Statement for                   title               below)
                                                Security Number of      Month/Year                      below)
                                                Reporting Person
c/o Lodgian, Inc.                               (Voluntary)             12/99
3445 Peachtree Road, N.E., Suite 700                                                          ------------------------------------
------------------------------------------                           ---------------------------------------------------------------
                (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                        Date of Original            (check applicable line)
                                                                        (Month/Year)       [X] Form Filed by One Reporting Person
                                                                                           [ ] Form Filed by More than One Reporting
Atlanta           GA           30326                                                           Person
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(City)          (State)        (Zip)

                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Issuer's       (I)             (Instr. 4)
                             Year)                                                     Fiscal Year       (Instr. 4)
                                                                                       (Instr. 3
                                                                                        and 4)
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                                                        Amount  (A) or (D)   Price
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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                                                                                                                     SEC 2270 (3-99)
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FORM 5 (continued)
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)

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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/    8)        or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          Lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties          5)       cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)               at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Year         4)
                                                                                                  (Instr.
                                                                                                   4)
                                    ---------------------------------------------------
                                             (A)    (D)    Date    Expir-  Title Amount
                                                           Exerci- ation         or
                                                           sable   Date          Number
                                                                                 of
                                                                                 Shares
                                   ---------------------------------------------------
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Option to    $6.50       6/25/99    A        5,000       06/25/99 06/25/09 Common   5,000           60,000     D
Purchase                                                                   Stock
Common
Stock,
par value
$0.01/share
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Option to    $6.125      8/27/97    3A(1)   20,000       8/27/97  8/27/07  Common  20,000           60,000     D
Purchase                                                                   Stock
Common
Stock,
par value
$0.01/share
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Explanation of Responses:

(1) Represents options granted to the Reporting Person which should have seen disclosed on the Reporting Person's Initial Statement of Beneficial Ownership of Securities on Form 3, which was filed on December 22, 1998, the date on which the Reporting Person's filing obligations began.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually           /s/ Peter R. Tyson                February 10, 2000
        signed.  If space is insufficient, see Instruction 6 for          ------------------------------------  --------------------
        procedure.                                                          ** Signature of Reporting Person             Date



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                                                                                     SEC 2270 (3-99)
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